Exhibit 10.10

IPSCO Inc.

2005 Form 10-K

PERFORMANCE UNIT AWARD AGREEMENT

THIS AGREEMENT made the 29th day of April, 2004.

BETWEEN:

IPSCO INC., a corporation incorporated under the laws of Canada,

(hereinafter called the “Company”),

OF THE FIRST PART,

-and-

BURTON M. JOYCE, of Penhook, Virginia

(hereinafter called the “Participant”),

OF THE SECOND PART.

WHEREAS the Company has established an Incentive Share Option Plan (which, as amended from time to time by the Board of Directors of the Company and approved by Shareholders, is hereinafter referred to as the “Plan”) whereby certain designated officers, employees and directors of the Company and its subsidiaries may from time to time be granted options, restricted shares and performance units;

AND WHEREAS the Participant, as a director of the Company, has been designated to receive a grant of Performance Units (as defined herein), subject to and in accordance with the terms of this Agreement and of the Plan;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained the parties do hereby agree as follows:

1.                                       Grant

Pursuant to Section 9 of the Plan, the Company hereby grants and awards to the Participant One Thousand (1,000) performance units (the “Performance Units”).

Each Performance Unit shall be subject to the terms of the Plan and of this Agreement, including the terms relating to the Performance Period and the Performance Objective (as those terms are herein defined).

2.                                       Performance Period/Performance Objective

The performance period applicable to the Performance Units shall be the period beginning on April 29, 2004, (the “Commencement Date”) and ending on April 28, 2007, (the “Performance Period”).  The performance objective applicable to the Performance Units (the “Performance Objective”) shall be the achievement by the Company during the Performance Period of positive cumulative net income (as calculated on a consolidated basis in accordance with Canadian generally accepted accounting principles) attributable to the common shares of the Company (the “Common Shares”).

3.                                       Vesting of Performance Units

The Performance Units will vest upon the earlier of

(a)                                  the date of a Change of Control, and

(b)                                 April 28, 2007, provided that the Performance Objective is met,

and, provided further that the Participant remains a director (or is deemed by Section 4 to remain a director) by the Company or a Subsidiary (as defined in the Plan) on that date and has been (or is deemed by Section 4 to have been) continuously so appointed since the date hereof.  Performance Units not vested on or before the last day of the Performance Period pursuant to the preceding sentence shall lapse and be terminated and cancelled.

For the purposes of this Section 3, the date of a Change of Control means the date on which any one of the following occurs:  (i) any person or group of persons acting in concert acquires beneficial ownership (within the meaning of The Securities Act (Saskatchewan)) of 20% or more of the outstanding Common Shares of the Company, or securities convertible into 20% or more of the outstanding Common Shares on a post-conversion basis; (ii) during a period of not more than 24 months, a majority of the Board of Directors ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors; (iii) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote do not own more than 50% of such securities in substantially the same proportions following a shareholder approved reorganization, merger, or consolidation; or (iv) shareholder approval of either (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, or a transaction having a similar effect.

4.                                       Cessation of Directorship

(a)                           If the Participant ceases to be a director (and, if the Participant is a director of any Subsidiary, the Participant also ceases to be a director of the Subsidiary) as a result of (i) the death of the Participant or (ii) such other circumstances as may be approved by the Board of Directors, the Participant shall be deemed for the purposes of Section 3 hereof (Vesting of Performance Units), to be a director of the Company or Subsidiary on the last day of the Performance Period (or, if earlier, the date of a Change of Control) and to have been continuously so appointed since the Commencement Date.

(b)                           If the Participant ceases to be a director of the Company (and, if the Participant is a director of any Subsidiary, the Participant also ceases to be a director of the Subsidiary) in any circumstance other than as described in paragraph (a) of this Section 4 (including, but not limited to, (i) termination of the Participant’s directorship by the Board of Directors, with or without cause, (ii) resignation by the Participant or (iii) failure to be re-elected at an annual general meeting of the shareholders of the Company), all of the Performance Units shall immediately lapse and be terminated and cancelled.  For greater certainty, this Section 4 shall not apply to any director of the Company or the Subsidiary who is an officer or employee after the time such person ceases to be a director of the Company or any Subsidiary.

5.                                       Payment of Performance Units and Dividend Equivalents

Upon vesting of the Performance Units in accordance with Sections 3 and 4 hereof, the Participant shall become entitled to payment in respect of the Performance Units.  Payment shall be made by delivery by the Company to the Participant of one newly issued Common Share for each Performance Unit held by the Participant.  The Participant may, in his sole discretion, require that payment be made by the Company in a combination of cash (to a maximum cash payment amount of 40% of the vested Performance Units) and Common Shares (to a minimum amount of 60% of the vested Performance Units) in lieu of payment in Common Shares only.  For purposes of calculating the amount of any such cash payment, Common Shares shall be valued on the applicable date of vesting under Section 3 hereof.  Such valuations shall be closing price of the Common Shares of the Company on the Toronto Stock Exchange on the day of vesting.

Payment shall be made as soon as practicable after the date of vesting.  Where payment is made in whole or in part in Common Shares, the Company shall cause the transfer agent of the Common Shares to promptly deliver to the Participant a share certificate in the name of the Participant representing such Common Shares.

At the time payment is made by the Company to the Participant under this Section 5, the Company shall also pay to the Participant a dividend equivalent in an amount equal to the number of the Participant’s Performance Units multiplied by the total dividends per Common Share declared by the Company between the Commencement Date and the applicable date of vesting.  Such payment shall be made by the Company in cash as soon as practicable after the date of vesting.  For greater certainty, such dividend equivalent cash payment shall not form part of the calculation of, or be subject to, the 40% maximum cash payment in lieu of Common Shares noted above.

Where the Participant has died, all references in this Section 5 to “Participant” shall be deemed to include the Participant’s legal representative.

6.                                       Non-Assignability of Performance Units

The Performance Units granted hereunder shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by the Participant other than by will or other testamentary instrument, the laws of succession or other laws of general application and during the lifetime of the Participant only the Participant shall be entitled to payment thereunder.

7.                                       Rights of Participant

The Participant shall have no rights whatsoever as a shareholder in respect of any Common Shares which are the subject of the Performance Units held by the Participant (including, without limitation, any right to receive dividends or other distributions from the Company, voting rights, warrants or rights under any rights offering) until such time as such shares have been recorded on the Company’s official shareholder records as having been issued to the Participant.

Nothing contained in this Agreement shall give the Participant or any other person, any interest or title in or to any Common Shares which are the subject of the Performance Units or any rights as a shareholder of the Company or any other legal or equitable right against the Company whatsoever other than as set forth in this Agreement, nor shall it confer upon the Participant any right to continue as a director of the Company or of its Subsidiaries.

8.                                       Withholding Taxes

Prior to the payment by the Company in respect of the Performance Units pursuant to Section 5, the Participant shall pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for federal, provincial, state or other taxes with respect to such payment.  Where the Participant is subject to Canadian income tax, the amount shall be paid by the Participant to the Company in cash or by cheque.Where the Participant is not subject to Canadian tax, the amount requested by the Company shall be paid by the Participant to the Company in cash or by cheque, provided that the Participant may pay all or a portion of the amount by (a) the delivery of Common Shares or (b) having the Company withhold a portion of the Common Shares otherwise to be delivered upon vesting of the Performance Units.  Where the Participant, in his sole discretion, has required that payment in respect of the Performance Units be made by the Company in cash in lieu of Common Shares or in a combination of cash and Common Shares, the Company shall have the right to deduct from any cash payment any applicable taxes.

9.                                       Alterations in Shares

In the event of a share dividend, share split, issuance of shares or instruments convertible into shares (other than pursuant to the Plan) for less than market value, share consolidation, share reclassification, exchange of shares, recapitalization, amalgamation, merger, consolidation, corporate arrangement, reorganization, liquidation or the like of or by the Company, the Board of Directors may make such adjustment, if any, of the number of Performance Units, as it shall deem appropriate to give proper effect to such event, including to prevent, to the extent possible, substantial dilution or enlargement of rights granted to the Participant.  If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Company for those in another company is imminent, the Board of Directors may, in a fair and equitable manner, determine the manner in which the Performance Units shall be treated including, for example, requiring the acceleration of the time for payment by the Company in respect of the Performance Units and of the time for the fulfilment of the Performance Objectives.  All determinations of the Board of Directors under this Section 9 shall be conclusive and binding.

10.                                 Notice

All notices, demands, payments or other communications which may or are required to be given under this Agreement shall be given in writing by personal delivery or ordinary prepaid mail:

(a)           to the Company:

IPSCO Inc.

650 Warrenville Road, Suite 500

Lisle, IL 60532

Attention:  Vice President, General Counsel

and Corporate Secretary

(b)                                 to the Participant:

Penhook, VA

or such other address as either party may give in writing from time to time.  Such notices if given by mail shall be deemed to have been received by the party to whom they are addressed as described herein seventy-two (72) hours after they have been put in the post, postage prepaid, provided that if postal services are disrupted by labour disputes, such mailed notices shall be deemed to have been given and received on the date of actual receipt by the addressee.

11.                                 Plan to Apply

The parties agree that the provisions of the Plan shall be complementary to and read in conjunction with the terms of this Agreement and in the event of any contradiction or inconsistency between any provisions of the Plan and those of this Agreement, the Plan shall prevail.  This Agreement shall also be subject to the applicable requirements of the Toronto Stock Exchange, the Canadian Securities Administrators, the United States Securities and Exchange Commission and the New York Stock Exchange from time to time.

12.                                 Dispute

Any dispute or disagreement which shall arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board of Directors and any such determination shall be final, binding and conclusive for all purposes.

13.                                 Further Assurances

The Participant shall forthwith and from time to time do all such acts and things and execute and deliver all such instruments, writings and assurances as may be necessary to carry out this Agreement in accordance with its true intent.

14.                                 Enurement

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their successors, executors and administrators.

15.                                 Governing Law

This Agreement shall be governed by the laws of the State of Illinois.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

IPSCO INC.

Per:	/s/ George H. Valentine

Per:	/s/ R. J. Rarey

/s/ Burton M. Joyce
BURTON M. JOYCE